EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)


                                                    Year Ended
                                       --------------------------------------
                                       February 28,   March 1,   February 29,
                                          1998          1997        1996
                                       ------------   --------   ------------
Basic
-----

Average shares outstanding                   25,963     23,100         20,630
                                          =========   ========       ========
Net income                                  $26,734    $18,813        $ 9,658
                                          =========   ========       ========
Per share amount                            $  1.03    $   .81        $   .47
                                          =========   ========       ========


Diluted
-------

Average shares outstanding                   25,963     23,100         20,630
Net effect of dilutive stock options            354        402             41

                                          ---------   --------       --------
Total                                        26,317     23,502         20,671
                                          =========   ========       ========
Net Income                                  $26,734    $18,813        $ 9,658
                                          =========   ========       ========
Per Share Amount                            $  1.02    $   .80        $   .47
                                          =========   ========       ========

                                  Exhibit 11